SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits to the following information:




Name: EQUITABLE PREMIER FUNDS TRUST
      --------------------------------------------------------------------------

Address of Principal Business Office (no. & Street, City, State Zip Code):
      1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
--------------------------------------------------------------------------------

Telephone Number (including area code):   (212) 554-1234
                                       -----------------------------------------

Name and Address of Agent for Service of Process:
CORPORATION TRUST COMPANY, CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801
---------------------------

Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form
N8-A:  YES [X]  NO [   ]

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of January 2001.

                                          EQUITABLE PREMIER FUNDS TRUST



                                          By:  /s/ Steven M. Joenk
                                               -------------------------------
                                               Name:  Steven M. Joenk
                                               Title: President



Attest:  /s/ Patricia Louie
         ------------------
         (Name)
         Patricia Louie